Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Coherus BioSciences, Inc. for the registration of 776,104 shares of its common stock and to the incorporation by reference therein of our report dated March 14, 2017, with respect to the consolidated financial statements of Coherus BioSciences, Inc. and the effectiveness of internal control over financial reporting of Coherus BioSciences, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Redwood City, California
January 25, 2018